PROSPECTUS SUPPLEMENT No. 2 (To Prospectus Dated March 1, 2006)	Filed Pursuant to Rule 424(b)(7) Registration Statement No. 333-122250
$50,000,000 Principal Amount of
5.75% Convertible Senior Subordinated Notes Due 2009
and
Shares of Common Stock Issuable Upon Conversion of the Notes
and 83,126 Shares of Common Stock

          The following information supplements the prospectus dated March 1, 2006 of Collegiate Pacific relating to the resale by the selling securityholders named therein of (i) an aggregate of $50,000,000 of 5.75% Convertible Senior Subordinated Notes due 2009 issued by Collegiate Pacific in a private placement in November 2004 and the common stock issuable upon conversion of the notes and (ii) up to 83,126 shares of common stock held by two of Collegiate Pacific’s stockholders who received these shares of common stock as partial consideration for Collegiate Pacific’s acquisition of all of the shares of capital stock of their company.
          This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus and previous prospectus supplements. This prospectus supplement is qualified by reference to the prospectus and previous prospectus supplements, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus or the previous prospectus supplements.
          The following information updates the information provided in the table under “Selling Securityholders” for the selling securityholders named below:

			Shares of
	Principal Amount		Common Stock
	of Notes	Percentage	Issuable Upon	Percentage of
	Beneficially Owned	of Notes	Conversion	Common Stock
Name of Selling Securityholder	and Offered	Outstanding	of Notes (1)	Outstanding (2)
Mohican VCA Master Fund, Ltd. (9)	$2,792,000	5.58%	190,580	1.84%
General Motors Employees Global Group Pension Trust (a)(18)	$832,000	1.66%	56,791	*
Virginia Retirement System (a)(18)	$715,000	1.43%	48,805	*

*	Less than 1%.

(a)	This selling securityholder is an affiliate of a registered broker-dealer and has represented that it acquired its securities in the ordinary course of business and, at the time of the acquisition of the securities, had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

(1)	Assumes conversion of all of the holder’s notes at an initial conversion rate of 68.2594 shares of common stock per $1,000 principal amount of notes. This conversion rate is subject to adjustment as described under “Description of Notes—Conversion.” As a result, the number of shares of common stock issuable upon conversion of the notes may change in the future. Holders will receive a cash payment for any fractional share amount resulting from conversion of the notes, as described under “Description of Notes—Conversion.”

(2)	Calculated based on Rule 13d-3(d)(i) of the Exchange Act using 10,183,493 shares of common stock outstanding as of February 14, 2006. In calculating the amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular securityholder’s notes. We did not, however, assume the conversion of any other securityholder’s notes in such calculation.

(9)	Messrs. Eric C. Hage and Daniel C. Hage are portfolio managers of Mohican VCA Master Fund, Ltd. and share investment and voting power with respect to the securities listed in the table.

(18)	Oaktree Capital Management LLC (“Oaktree”) is the investment manager of this selling securityholder and exercises investment and voting power with respect to the securities listed in the table for this selling securityholder. Mr. Andrew W. Watts is a managing director of Oaktree and is the portfolio manager for this selling securityholder. Mr. Watts, Oaktree and all employees and members of Oaktree disclaim beneficial ownership of the securities listed in the table, except for their pecuniary interest therein. Oaktree is the majority owner of OCM Investments, LLC, a registered broker-dealer.
          Investing in the securities involves risks. See “Risk Factors” beginning on page 6 of the prospectus.
          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 17, 2006.